Magna Management Ltd. 2153-349 W Georgia St. Vancouver. BC V6B 3V3 Tel 604 669-9000 Fax 604 899-8827

MEMORANDUM OF UNDERSTANDING ("MOU")

Between:

Marlene Moen, Gene Nellis, Hartmut Baitis and lnga Baitis (collectively "Owners")

And

Magna Management Ltd. and/or Nominee ("Magna")

Pursuant to the terms and conditions of this MOU, Magna shall have exclusive proprietary marketing rights (the "Rights") for the "Pony" property located near Pony, Montana owned by the Owners (the "Property") which is described in the attached Exhibit A. In order to acquire and retain the Rights, Magna shall pay the Owners the sum of $20,000 USD upon execution of this MOU and the sum of $20,000 USD on the 5th day of each succeeding month beginning on June 5, 2012 through October 5, 2012 for a total of six payments which are non-refundable but which will be applied to the final payment of the total consideration required to be paid under section 1 below. Provided, however, notwithstanding the foregoing, in the event that Magna obtains approval from the Canadian stock exchange (the "43-101 Approval") prior to October 5, 2012, the first payment described in section 1 below shall be due within ten (10) days after receipt of the 43-101 Approval.

That Magna shall follow the following parameters in the event of a "vend-in" to a public company:

1. That the total consideration is $3,000,000 USD in cash paid in equal payments quarterly beginning on the earlier of November 5, 2012 or ten (10) days after receipt of the 43-101 Approval (the "Closing Date") with each quarterly payment in the amount of $250,000 USD which shall include interest at the rate imputed under IRS regulations. The total consideration shall be paid over a period of three years. Each payment is non-refundable and allows Magna or its nominee the right to exercise possessory rights to the. Property so long as the payments are timely made.

2. That the Property shall be made available for a 43-101 that may be immediately commenced after the first $20,000 USD monthly payment is made.

3. Owners shall not pay any broker or finder or other person a commission, finder's fee, brokerage fee or any . similar fee in connection with this MOU or this transaction.

4. At least ten (10) days prior to the Closing Date, Magna shall submit to Owners a definitive Mining Lease and Option Agreement for Owners' consideration. The parties shall enter into a definitive Mining Lease and Option Agreement prior to the Closing Date.

5. All net revenues received from a third party processor (such as Golden Sunlight Mine-Barrick) from processing ore stockpiles, tailings and dumps from the Property shall be paid to Owners and applied to the total consideration owed to Owners.

6. Owners retain a perpetual royalty on production from the Property of a 2% NSR (the "Royalty"). The Royalty also applies to production on all unpatented claims that are located by Magna or its assigns at any time that are located within one (1) mile of the exterior boundaries of the Property.

1

Magna Management Ltd. 2153-349 W Georgia St. Vancouver. BC V6B 3V3 Tel 604 669-9000 Fax 604 899-8827

That this Memorandum of Understanding will be formalized at the option of the parties with their respective lawyers.

Signed:	Date Signed:

/s/ Marlene Moen	5/3/2012
Marlene Moen

/s/ Gene Nellis	5/3/2012
Gene Nellis

/s/ Hartmut Baitis	5/3/2012
Hartmut Baitis

/s/ Inga Baitis	5/3/2012
Inga Baitis

And

/s/ Magna Management Ltd.	5/3/2012
Magna Management Ltd. and/or Associate

2